UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AEON Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3940478
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Park Plaza, Suite 1750 Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered

Class A Common Stock, par value $0.0001 per share	New York Stock Exchange American

Warrants, each whole warrant exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share	New York Stock Exchange American

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-252310; 333-269006 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by AEON Biopharma, Inc. (the “Company”), formerly known as Priveterra Acquisition Corp., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (“Company Common Stock”), and its warrants to purchase shares of Company Common Stock (the “Company Warrants”) from The Nasdaq Stock Market LLC to the NYSE American LLC.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Company Common Stock and Company Warrants.

The description of the Company Common Stock and Company Warrants registered hereunder is set forth under the caption “Description of New AEON’s Securities After the Business Combination” in the Company’s definitive proxy statement/prospectus, dated as of May 12, 2023 (File No. 333-269006) and filed with the SEC on May 12, 2023 (including any subsequent supplements or amendments with respect to the description of the Company Common Stock and Company Warrants), and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 21, 2023

AEON Biopharma, Inc.

By:	/s/ Marc Forth
	Name:	Marc Forth
	Title:	Chief Executive Officer